Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Michael J. Rohleder	James A. Merrill
President	Chief Financial Officer
405.600.0711 x338	405.600.0711 x305

GMXR Announces Signing of Definitive Purchase Agreement for Midstream Transaction with Kinder Morgan and Activation of Second Haynesville/Bossier Shale Horizontal Drilling Rig

Oklahoma City, Oklahoma, Friday, October 16, 2009 GMXR., NASDAQ OMX Group: ‘GMXR’ (please visit www.gmxresources.com to view the latest corporate presentation) and Kinder Morgan Energy Partners, L.P. (“Kinder Morgan”) today announced that the two companies have signed a definitive purchase agreement in which GMXR will sell a 40% interest in its gas gathering and compression business to Kinder Morgan for $36 million. The closing of the transaction is subject to customary closing conditions, including the release of liens on the midstream assets by the first and second lien holders; we expect to close the transaction in early November.

The gas gathering and compression business provides gathering services to GMXR in its Cotton Valley Sands and Haynesville/Bossier Shale horizontal developments in East Texas, and will provide funding for future infrastructure needs to support GMXR’s anticipated production growth. GMXR’s wholly owned subsidiary, Endeavor Pipeline Inc., will continue to act as operator of the system. The salt water disposal assets and other poly pipelines will not be part of the transaction and will continue to be wholly owned by Endeavor Pipeline Inc.

GMXR also announces the activation of its 2nd FlexRig 3™ from Helmerich & Payne, Inc. This rig is in transit and will spud GMXR’s eleventh Haynesville/Bossier Shale horizontal well.

Currently gas is gathered from approximately 130 wells via its 120 miles of steel pipelines and 22,500 horsepower of owned compression.

“The Kinder Morgan transaction provides the financial capacity for GMXR to add a second rig to the Haynesville/Bossier horizontal drilling program. Additionally, by having Kinder Morgan as our partner in our midstream business we have access to additional capital for midstream growth and expertise to support future infrastructure build-out. Kinder Morgan is a highly regarded leader in their sector; their interest in our midstream assets speaks volumes about the quality and growth prospects of our Haynesville/Bossier assets and our operational excellence in the E&P sector” GMXR Chief Executive Officer Ken Kenworthy, Jr. said in a statement.

“We are delighted to partner with GMXR in their expansion within the prolific Haynesville/Bossier Shale play,” said Tom Martin, President of Kinder Morgan’s Texas Intrastate Pipeline Group. “I’m confident that this venture will lead to additional growth opportunities for us.”

GMXR is a ‘Pure Play’, E & P Company with one of the most leveraged Haynesville / Bossier Horizontal Shale Operations in East Texas. The Company has 465 Bcfe of proved reserves (YE2008), 94% of which are natural gas. The Company’s proved reserves are 81% operated and consist of 762 gross / 520 net H/B Hz 80 acre un-drilled locations; 9 gross / 9 net H/B producers, and 324 gross / 186.9 net Cotton Valley Sand (“CVS”) producers; 2,657 gross / 1,974 net CVS 20 acre un-drilled locations; and 45 gross / 37.5 net Travis Peak / Hosston Sands & Pettit producers. These multiple resource layers provide the potential for repeatable, organic growth.

Kinder Morgan Energy Partners, L.P. (NYSE:KMP) is a leading pipeline transportation and energy storage company in North America. KMP owns an interest in or operates more than 28,000 miles of pipelines and 170 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke. KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America. One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $25 billion. The general partner of KMP is owned by Kinder Morgan, Inc., a private company, www.kindermorgan.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the Company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.